EXHIBIT 2.3

FIRST AMENDMENT TO THE COMBINATION AGREEMENT

THIS FIRST AMENDMENT TO THE COMBINATION AGREEMENT (the “First Amendment”) is made and entered into as of the 27th day of June, 2003 by and between Quantum Fuel Systems Technologies Worldwide, Inc., a Delaware corporation (“Quantum”), and Global Thermoelectric Inc., an Alberta corporation (“Global”).

RECITALS

1.    Quantum and Global are parties to that certain Combination Agreement, dated as of April 8, 2003 (the “Combination Agreement”), which contemplates, among other things, the combination of Quantum and Global by Quantum acquiring all of the outstanding common shares of Global.

2.    Quantum and Enbridge Inc. (“Enbridge”), the holder of the GCo Series 2 Preferred Shares, are entering into that certain Share Put and Dividend Guarantee Agreement (the “Put Agreement”) and that certain Assumption Agreement (the “Assumption Agreement”), each dated as of the date hereof. In addition, Quantum, Global and Enbridge are entering into that certain Settlement Agreement (the “Settlement Agreement”) dated as of the date hereof.

3.    Global has consented to and approved of Quantum entering into each of the Settlement Agreement, the Put Agreement and the Assumption Agreement in its letter dated June 27, 2003.

4.    Quantum and Global desire to amend the Combination Agreement as set forth herein.

Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Combination Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, effective as of the date hereof, Quantum and Global agree as follows

1.    Section 4.6 of the Combination Agreement is hereby amended to read in its entirety as follows:

“4.6 Board of Directors

The board of directors of QCo will take action prior to the Effective Time to cause the number of directors comprising the full board of directors of QCo to be increased to not more than eight voting members, which shall include one nominee from GCo (the “GCo Nominee”) and one nominee from Enbridge Inc. (the “Enbridge Nominee”). The GCo Nominee shall be approved by GCo from the list of individuals included in the GCo Disclosure Letter. The Enbridge Nominee shall be approved by Enbridge Inc. The increase in the number of directors and the election of the GCo Nominee and the Enbridge Nominee shall be subject to the consummation of the Closing. If prior to the Effective Time any GCo or Enbridge designee for director shall decline or be unable to serve as a director of QCo, GCo and Enbridge Inc., as applicable, shall designate another person to serve in such person’s stead, subject to the approval of a majority of QCo’s directors at that time. Each of the GCo Nominee and the Enbridge Nominee shall provide QCo with their written consent to serve as directors of QCo and to be named as directors in the Joint Proxy Statement. Nothing in this Section 4.6 shall limit QCo’s ability to comply with its contractual obligation to elect a director nominated by General Motors Corporation.”

2.     Section 6.1(l) of the Combination Agreement is hereby amended to read in its entirety as follows:

“(1) by QCo if the Court orders or requires any Persons, other than the GCo Common Shareholders, the right to consent to, approve, or vote in connection with, the Arrangement, as a separate class, and, if such right to consent to, approve, or vote in connection with the Arrangement is granted to the GCo Series 2 Preferred Shares as a separate class, such holder of GCo Series 2 Preferred Shares does not vote in favor of the Arrangement.”

3.     Appendix—Defined Terms of the Combination Agreement shall be amended as follows:

(a)  The phrase “GCo Nominees” shall be deleted and replaced with the phrase “GCo Nominee”.

(b)  The following phrase shall be added: ““Enbridge Nominee” shall have the meaning set forth in Section 4.6;”.

4.    This First Amendment is being effected pursuant to the provisions of Section 8.8 of the Combination Agreement.

5.    Except to the extent specifically modified herein, the Combination Agreement remains in full force and effect.

6.    Each of the undersigned represents and warrants as to itself that it has all requisite power and authority to enter into this First Amendment, that this First Amendment has been duly and validly authorized, executed and delivered by it, and that this First Amendment is the legal, valid and binding obligation thereof.

7.    This First Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to each of the other parties, it being understood that all parties need not sign the same counterpart.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed as of the date first written above.

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.

By:	/s/ Alan P. Niedzwiecki
Alan P. Niedzwiecki President and Chief Executive Officer

By:	/s/ William B. Olson
William B. Olson Chief Financial Officer and Treasurer

GLOBAL THERMOELECTRIC INC.

By:	/s/ Peter Garrett
Peter Garrett President and Chief Executive Officer

By:	/s/ Robert Snyder
Robert Snyder Chairman of the Board